Exhibit 10.29

5 November 2024

Confidential

Marilyn Jentzen

Dear Marilyn:

Revised & Extended Offer of Employment

We are pleased to confirm by means of this letter an offer to extend your employment with Inspired Entertainment, Inc (the Company). Except as set forth herein, the terms of your 12 April 2024 Agreement remain in full force and effect and will be extended and amended pursuant to the terms of this offer letter (Offer).

Reporting

With immediate effect, you will report on a day-to-day basis to Lorne A. Weil, Executive Chairman of the Board of Directors of the Company, and report to the Audit Committee on all matters undertaken by you and consistent with your position.

Term

The 12 April 2024 Agreement is hereby extended and will terminate on 31 May 2025 (“Extended Employment”).

Duties and Responsibilities

Beginning 1 January 2025, you will no longer serve as Interim CFO/CAO/PFO but rather serve in the capacity of Transformation Officer and you will perform the required and necessary duties assigned to you by the Company from time to time, with respect to:

(i)	all accounting remediation efforts undertaken by the Company including overseeing the Company’s reporting, audit for 2024 accounts, and timely public filing obligations;

(ii)	oversight and responsibility for the Company’s management information systems as Transformation Officer; and

(iii)	the transition of duties and responsibilities to the incoming Chief Financial Officer, James Richardson.

It is further understood and agreed, that:

(i)	on or before 5 January 2025, in your capacity as Interim CFO/CAO/PAO, you will provide to the Company through the Company General Counsel, a Form 404 certification to the best of your knowledge both personal and as advised by relevant third party advisors, that as of the conclusion of your service as Interim CFO on 31 December 2024, that the books and records of the Company are accurate, and that you are unaware of any fraudulent conduct at the Company which you have not personally reported in accordance with the Company’s Code of Conduct; and

(ii)	on or before the date of the filing of the SEC Form 10k for calendar year 2024 or your last date of employment as Interim CFO, that in your capacity as Transformation Officer, you will provide to the Company through the Company General Counsel, a Form 404 certification to the best of your knowledge both personal and as advised by relevant third party advisors, that the books and records of the Company are accurate and that you are unaware of fraudulent conduct at the Company which you have not personally reported in accordance with the Company’s Code of Conduct.

Inspired Gaming (UK) Limited, Registered in England Number: 03565640 Registered Office: First Floor, 107 Station Street, Burton-On-Trent, Staffordshire DE14 1SZ

The foregoing shall be without prejudice to your obligation at all times and in all material respects to comply with the requirements of any relevant regulatory body or securities exchange governing the activities of the Company and conform to and comply with the conditions to and terms of any license granted to the Company or any subsidiary of the Company.

Location

You will be considered a U.S. employee, although we expect you will travel on a short-term assignment(s) to the UK where you will work out of Burton on Trent, UK. At the Company’s expense, you may be required to travel regularly, both domestically and occasionally internationally. Flights to the UK shall be in business class.

Compensation

Your position is exempt from overtime pay and your weekly salary during the period of Extended Employment, will remain $17,500 per week, subject to appropriate tax withholdings and deductions, payable in accordance with the Company’s normal payroll cycle, and subject to any applicable tax equalization arising from imposition of U.K. taxes. The Company shall be filing the relevant UK tax returns on your behalf as previously done.

The Company processes payroll on a biweekly basis.

You will also retain your right to the use of an automobile whilst performing work in the United Kingdom, as agreed per the terms of the 12th April Agreement, and usual US employee benefits.

No further compensation or benefits shall be due.

Governing Law

This offer letter shall be governed by the laws of New York, without regard to conflict of law principles.

If the terms set forth in this Offer are acceptable to you, please sign and date this Offer and return it to the Company via email to the notified address.

Signed	/s/ A. Lorne Weil

A. Lorne Weil

Executive Chairman

On behalf of Inspired Entertainment Inc.

Acceptance of Offer

I have read and understood, and I accept all the terms of the Offer. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in the foregoing Offer, and this Offer supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to the subject matter of this Offer, including the 12 April 2024 Agreement.

Signed	/s/ Marilyn Jentzen

For and on behalf of Marilyn Jentzen

Date 6 November, 2024

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